01248916.1.010225-143

                              9.
              MAUI LAND & PINEAPPLE COMPANY, INC.
                   EXECUTIVE SEVERANCE PLAN


     Article 1. Purpose. This Maui Land & Pineapple Company, Inc. Executive Severance Plan ("Plan") is intended to advance the interests of Maui Land & Pineapple Company, Inc. ("Company") and certain of its subsidiaries by providing severance benefits to eligible executive employees upon termination of employment in order to ease their transition out of the organization and facilitate their search for alternative employment.

     Article 2.     Effective Date.  This Plan shall become
effective as of March 5, 1998 ("Effective Date"), upon adoption by the Board of Directors of the Company, and shall operate on the basis of the calendar year ("Plan Year").

     Article 3. Participating Employers. This Plan provides for certain severance benefits for eligible executive employees of the Company and any other related entity designated by the Company ("Participating Employers"). Participants and beneficiaries may receive from the Plan Administrator, upon written request, information as to whether a particular employer is a Participating Employer, and if so, the Participating Employer's address.

     Article 4. Eligibility. Any individual employed by a Participating Employer in a position of Vice President or higher (or equivalent) and with a salary midpoint of 1040 or higher (or equivalent) shall be eligible to participate in this Plan ("Eligible Executive") upon and as of the date of written notice of his/her designation and approval as an Eligible Executive by the President and Chief Executive Officer of the Company.

     Article 5. Severance Benefits. In the event of an "Involuntary Termination of Employment" with a Participating Employer, an Eligible Executive shall be entitled to the payment of a severance benefit amount ("Severance Benefit Amount") equal to the Eligible Executive's "Monthly Base Salary" multiplied by his/her "Years of Service".

          For purposes of determining eligibility for a Severance Benefit Amount, the term "Involuntary Termination of Employment" shall mean, as determined by the Plan Administrator, a termination of employment at the initiation of the Participating Employer due to: (a) restructuring or downsizing of operations of the Company or its subsidiaries;
(b) discontinuance of certain business activities of the Company or its subsidiaries; (c) elimination of a position with no comparable position (determined with reference to Section 6.d below) with the Company or its subsidiaries offered to the Eligible Executive.
          Also, for purposes of determining a Severance Benefit Amount, the term "Monthly Base Salary" shall be determined as of the date of termination of employment and shall mean the monthly base salary of the Eligible Executive in accordance with the payroll records and procedures of the Participating Employer, and such term shall not include bonuses and other
supplementary compensation.   Further, the term "Years of
Service" shall be determined as of the date of termination of employment and shall mean the sum of each completed whole calendar year of continuous service since the Eligible Executive's most recent employment commencement date in which the Eligible Executive works 1,000 hours of service or more, and such term shall not include any partial Year of Service for any prorated calendar year in which less than 1,000 hours of service is performed. In determining Years of Service, service shall be credited for service with any Participating Employer.

          Notwithstanding the above portion of this Section 5, the maximum Severance Benefit Amount shall be equal to (a) 12 times the Monthly Base Salary in the case of an Eligible Executive whose salary midpoint is between 1040 to 2000, inclusive (or equivalent) and (b) 18 times the Monthly Base Salary in the case of an Eligible Executive whose salary midpoint is 2001 or above (or equivalent). In addition, with respect to any Eligible Executive, the minimum Severance Benefit Amount shall be equal to 6 times the Eligible Executive's Monthly Base Salary.

          The Severance Benefit Amount shall be paid in cash as a stream of income, less legally required deductions, paid on the regular payroll schedule commencing as of the date of the Eligible Executive's termination of employment. As such, the Severance Benefit Amount shall be paid as a continuation of the Eligible Executive's Monthly Base Salary, at the same payroll times and amounts that would otherwise apply but for his/her termination of employment, over the applicable number of months ("Severance Payment Period"). Upon the written request of an Eligible Executive, the Plan Administrator may, at its sole and complete discretion, authorize and provide for a different optional form of benefit payment (e.g., lump sum distribution).

     Article 6. Exclusions. Notwithstanding any provision herein to the contrary, an Eligible Executive shall not be entitled to the payment of any Severance Benefit Amount in the event of any of the following:

               a.   The Eligible Executive terminates
     employment on a voluntary basis.

               b.   The Eligible Executive terminates
     employment on a voluntary or involuntary basis for just cause. For this purpose, a voluntary or involuntary termination for just cause shall mean termination as a result of willful, malicious conduct by the Eligible Executive which is detrimental to the interests of the Company or its subsidiaries, including theft, embezzlement, conviction of a criminal act, disclosure of trade secrets, gross dereliction of duty, or other grave misconduct on the part of the Eligible Executive which is substantially injurious to the Company or its subsidiaries.

               c.   The Eligible Executive terminates
     employment due to retirement and is eligible for normal retirement benefits under the Maui Land & Pineapple
     Company, Inc. Pension Plan for Non-Bargaining Unit
     Employees ("Retirement Plan").

               d. The Eligible Executive refuses to accept a "comparable" position of employment with the Company or its subsidiaries, under which there is no reduction of his/her annual rate of base salary, and there is no material reduction of his/her authorities, duties, or responsibilities, and there is no geographic job relocation in excess of 75 miles.

               e. The Eligible Executive fails to agree to and execute a general release and waiver of all employment-related claims against the Company and its subsidiaries.

               f. The Eligible Executive is reemployed with the Company or its subsidiaries in a comparable (as determined in accordance with the provisions of Section 6.d above) or higher level position within 90 days of his/her termination of employment.

               g. The Eligible Executive is a party to a Maui Land & Pineapple Change-In-Control Severance Agreement and is determined by the Compensation Committee of the Board of Directors of the Company to be entitled to the payment of severance benefits thereunder due to the occurrence of a "change in control" within the meaning of such Agreement and all applicable conditions for the payment of such severance benefits are satisfied.

     Article 7.     Other Benefits.

               a. Annual Incentive Plan. In the event that an Eligible Executive is entitled to a Severance Benefit Amount, the Eligible Executive shall be entitled to a payout under the Maui Land & Pineapple Company, Inc. Annual Incentive Plan in accordance with the terms and conditions of such plan.

               b.   Welfare Benefits.  In the event that an
     Eligible Executive is entitled to a Severance Benefit Amount, the Eligible Executive shall be entitled during the Severance Payment Period to medical and dental insurance benefits at the same coverage and normal employee cost levels as he/she were subject as of the date of termination of employment. In the event that participation in the medical or dental insurance plans is not possible under the terms of the plans or due to the modification or elimination of the plans, the Participating Employer shall provide substantially identical benefits at the same level of coverage and employee cost. However, the medical and dental insurance benefits shall be discontinued prior to the end of the Severance Payment Period in the event the Eligible Executive receives substantially similar benefits from a subsequent employer as determined by the Plan Administrator. The Eligible Executive shall be responsible for notifying the Plan Administrator of the receipt of such similar benefits from any subsequent employer.

               c.   Retirement Benefits.  An Eligible
     Executive's service and compensation during the Severance Payment Period shall not be considered for purposes of determining the Eligible Executive's benefits under the Retirement Plan. However, in the case of an Eligible Executive who is eligible for early retirement benefits under the Retirement Plan or other employee benefit plan as of his/her date of termination of employment, the Severance Payment Period shall be treated as if it were a period of employment exclusively for purposes of postponing any benefit payment, and the Eligible Executive shall be entitled to benefits due him/her as an early retiree as of the expiration of the Severance Payment Period.

               An Eligible Executive who would become first eligible for normal retirement benefits (either pension or post-retirement welfare benefits) during the Severance Payment Period shall be allowed to postpone the effective date of his/her termination of employment and to continue on active payroll, at the sole and complete discretion of the Plan Administrator, either on a paid administrative leave or specified work assignment, until his/her retirement eligibility date. During this "bridge" period, the Eligible Executive's current base salary and benefit level as of his/her otherwise applicable employment termination date shall continue and shall not be subject to merit or pay increases. As of his/her retirement eligibility date, the Eligible Executive's employment shall be terminated, and his/her otherwise applicable Severance Benefit Amount and Severance Benefit Period shall be proportionately reduced by the bridge compensation and period.

               d. Automobile. In the event that an Eligible Executive is entitled to a Severance Benefit Amount and is furnished a company-owned vehicle for use as an employee, he/she shall be allowed to purchase the assigned vehicle for the current low Blue Book price, less $500. This vehicle purchase option shall be available as of the date on which the Eligible Executive terminates employment and until the date of the agreement and execution of the general release and waiver as described in Section 6.e.
     If the Eligible Executive terminates employment and does not exercise his/her option to purchase the vehicle, he/she shall not be allowed to use the vehicle after such termination and prior to his/her actual purchase of the vehicle.

     Article 8. Distribution Due to Death. In the event that an Eligible Executive is entitled to the payment of a Severance Benefit Amount and he/she dies before the completion of the Severance Payment Period, the unpaid balance of any Severance Benefit Amount as of the date of death shall be paid in a single lump sum to his/her designated beneficiary as soon as practicable following the date of death. The Eligible Executive's designated beneficiary shall be designated or changed by the Eligible Executive (without the consent of any prior beneficiary) through written notice delivered to the Company. If no such beneficiary is designated, or if no designated beneficiary survives the Eligible Executive, the amount payable due to the Eligible Executive's death shall be payable to the Eligible Executive's estate. However, in the event of death, Article 7 above shall not be applicable and the other benefits described therein shall be forfeited and shall not be provided to any person effective as of the date of death (unless such other benefits are otherwise provided without regard to the provisions of this Plan).

     Article 9. Administration. The Plan shall be administered by Maui Land & Pineapple Company, Inc., who shall be the Plan Administrator for purposes of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the above, the Plan Administrator shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret, and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and clarify any ambiguities, inconsistencies, and omissions arising under the Plan or other Plan documents; and
(e) except as otherwise provided herein, to process, and approve or deny, benefit claims and rule on any benefit exclusions. All determinations made by the Plan Administrator with respect to any matter arising under the Plan and any other Plan documents shall be final and binding on all parties.
Legal process may be served on the Plan Administrator.

          The name and address of the Plan Administrator is:

               Maui Land & Pineapple Company, Inc.
               P.O. Box 187
               Kahului, Maui, HI 96733-6687
               1-(808) 877-3351
               EIN:  99-0107542

     Article 10. Amendment or Termination. The Company reserves the right at any time and from time to time, in its sole and absolute discretion, to terminate or amend in whole or in part any or all of the provisions of the Plan, by action of the Board of Directors of the Company or an authorized committee thereof. The identity of the members of the Board of Directors and such authorized committee may be obtained from the Plan Administrator.

     Article 11. Claims Procedure. A claim under this Plan may be made by the claimant in writing within 60 days of the date of termination of employment of the claimant.

          If a claim is wholly or partially denied, the Plan Administrator shall furnish the Eligible Executive notice in writing of the decision not later than 90 days after the date of the filing of the claim. If notice of denial of a claim is not furnished within such 90-day period, the claim shall be deemed denied.

          A written denial of a claim for benefits shall
(i) specify the reason or reasons for the denial, (ii) refer to any provisions of the Severance Plan on which the denial is based, (iii) describe any additional material or information necessary for the Eligible Executive to perfect his/her claim with an explanation of why such material or information is necessary, and (iv) explain the Plan's claim procedure.

          Upon a denial of a claim, the Eligible Executive or his/her duly authorized representative may request a review by the Plan Administrator upon written application within 60 days after receipt of the denial of the claim. The Eligible Executive or his/her duly authorized representative may review pertinent documents and submit issues and comments in writing.

          The Plan Administrator shall make a decision concerning the review of the claim promptly, but not later than 60 days after receipt of request for review unless special circumstances require a longer period of time for review. If an extension of time for review is required, written notice of the extension will be furnished to the Eligible Executive and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.

          The decision on review will be in writing and include specific reasons for the decision and specific references to the Severance Plan provisions on which the decision is based. If the decision on review is not furnished within the time specified above, the claim will be deemed denied on review.

     Article 12. Incapacity. If the Plan Administrator finds that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim for such payment has been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment.

     Article 13. Funding. The amounts payable under this Plan shall be paid in cash from the general funds of the Company or Participating Employer, and an Eligible Executive shall have no right, title, or interest whatsoever in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments shall at all times remain in the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind. To the extent that any person acquires a right to receive a payment under this Plan, such right shall be no greater than the right of any unsecured creditor.

     Article 14. Legal Status. This Plan is intended to constitute an employee welfare benefit plan under ERISA. As sponsored by the Company and Participating Employer, the Plan has been designated as Plan No. 508. Prior to the actual payment of the benefits hereunder, there is no transfer of any assets to an Eligible Executive or for the benefit of the Eligible Executive under this Plan, and the Plan is intended to confer no current benefit that would be immediately taxable to the Eligible Executive under the constructive receipt rule or economic benefit doctrine under the tax laws.

     Article 15. Continued Service. Nothing contained in this Plan shall be construed as conferring upon an Eligible
Executive the right to continue in the employment of the Company or a Participating Employer in any capacity.

     Article 16.    Nonassignment.  The interests of an
Eligible Executive hereunder may not be sold, transferred, signed, pledged, or hypothecated. No Eligible Executive may borrow against his interest in the Plan.

     Article 17.    Controlling Documents.  This document
constitutes the actual Plan document and also serves as the Summary Plan Description as required under ERISA.

     Article 18. Enforceability and Controlling Law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. The provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii.

     Article 19. Gender. Wherever any words are used under the Plan in the masculine, feminine, or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

          IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this 26th day of March, 1998.

                            MAUI LAND & PINEAPPLE COMPANY,
                            INC.


                            By  /S/ GARY L. GIFFORD
                                  Its PRESIDENT


                            By  /S/ ADELE H. SUMIDA
                                  Its SECRETARY
                                                    "Company"